Exhibit 5.1

Esther L. Moreno

Akerman Senterfitt

One Southeast Third Avenue

Suite 2500

Miami, FL 33131-1714

Tel: 305.374.5600

May 4, 2012

The GEO Group, Inc.

One Park Place, Suite 700

621 NW 53rd Street

Boca Raton, Florida 33487

Re:	The GEO Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to The GEO Group, Inc., a Florida corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (“Commission”) on or about the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) that may be issued pursuant to The GEO Group, Inc. 2011 Employee Stock Purchase Plan (the “Plan”) together with the associated preferred share purchase rights for the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Rights”) issuable pursuant to the Rights Agreement, dated as of October 9, 2003, between the Company and EquiServe Trust Company, N.A., as rights agent. Prior to the occurrence of certain events, none of which has occurred as of the date of the Registration Statement, the Rights will not be exercisable or separable from the Common Stock.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Articles of Incorporation and Bylaws of the Company, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the Plan; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various

BOCA RATON DALLAS DENVER FORT LAUDERDALE JACKSONVILLE LAS VEGAS LOS ANGELES MADISON MIAMI NAPLES NEW YORK ORLANDO PALM BEACH SALT LAKE CITY TALLAHASSEE TAMPA TYSONS CORNER WASHINGTON, D.C. WEST PALM BEACH

The GEO Group, Inc.

May 4, 2012

questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records, and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records, and instruments.

Based upon the foregoing examination, and subject to the further assumptions and qualifications set forth below, we are of the opinion that assuming that (i) the Company maintains an adequate number of authorized shares of Common Stock available for issuance pursuant to the Plan and (ii) the consideration, if any, required to be paid in connection with the issuance of underlying shares of Common Stock pursuant to the Plan is actually received by the Company as provided in the Plan, the shares of Common Stock issuable pursuant to the Plan will be validly issued, fully paid and nonassessable shares of the Company’s common stock and the related Rights when issued in accordance with the Rights Agreement will be validly issued preferred stock purchase rights for Series A Junior Participating Preferred Stock.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Florida. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States.

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. This opinion assumes the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a Rights Agreement or of Rights issued thereunder would result in invalidating such Rights in their entirety.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated herein with respect to the Shares and the Rights.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent

We consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement.

The GEO Group, Inc.

May 4, 2012

In giving such permission, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Respectfully yours,

/s/ AKERMAN SENTERFITT